EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pension and Profit Sharing Committee

Chemung Canal Trust Company

Profit Sharing, Savings and Investment Plan

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-104663) pertaining to the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan of our report dated May 28, 2004 with respect to the financial statements and schedules of the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/Mengel, Metzger, Barr & Co. LLP

Elmira, New York

June 29, 2004